pwc

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Scorpio Bulkers Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-201354) of Scorpio Bulkers Inc. of our report dated February 29, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

Monaco, Principality of Monaco

February 29, 2016

PricewaterhouseCoopers Audit

PricewaterhouseCoopers

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers —92200 Neuilly-sur-Seine, France

PricewaterhouseCoopers Audit, 63, rue de Villiers, 92208 Neuilly-sur-Seine Cedex
T: +33 (0) 1 56 57 58 59, F: +33 (0) 1 56 57 58 60, www.pwc.fr